Oasis Petroleum Inc. Announces Sale of Its Remaining DevCo Interests to Oasis Midstream Partners and IDR Elimination, Updates 2021 Midstream Cash Flow Guidance, and Announces Share-Repurchase Program
Houston, Texas — March 22, 2021 — Oasis Petroleum Inc. (Nasdaq: OAS) (“Oasis” or the “Company”) today announced that it has entered into a contribution and simplification agreement pursuant to which it would contribute all of its remaining interests in Bobcat DevCo LLC (“Bobcat DevCo”) and Beartooth DevCo LLC (“Beartooth DevCo”) to Oasis Midstream Partners LP (Nasdaq: OMP) (“OMP” or the “Partnership”) as well as eliminate its incentive distribution rights (“IDRs”) in exchange for $229 million in cash and 14.8 million OMP common units for total consideration of approximately $510 million based on OMP’s 20 day volume weighted average price ending on March 19, 2021 (the “Simplification”). The Simplification is accretive to both Oasis and OMP and reduces Oasis’ net debt at year-end 2020 to approximately $16 million, pro forma for the cash proceeds of the Simplification and before taxes and expenses.
Oasis also announced today that its board of directors has authorized a new $100 million share-repurchase program, in addition to its recently announced dividend of $1.50/share per year. This share-repurchase program expires on December 31, 2022.
“The Oasis team is excited to announce the Simplification of OMP and a share-repurchase program,” said Douglas E. Brooks, Oasis’ Board Chair and Chief Executive Officer. “Today’s announcements are the latest of a series of value-focused initiatives that management and the board of directors have delivered this year. Through this Simplification, we were able to enhance the financial profiles of both Oasis and OMP, while strengthening our competitive position. Oasis’ share-repurchase program announced today further demonstrates the strength of our assets and our commitment to find ways to return cash and value to our shareholders.”
Douglas E. Brooks continued, “The Simplification increases transparency of Oasis’ midstream ownership and highlights significant value within Oasis while improving OMP’s scale and competitive positioning. This transaction is a compelling proposition for both Oasis and OMP investors and was unanimously approved by the board of directors of Oasis and the general partner of OMP as well as its conflicts committee. OMP remains a valuable investment for Oasis and we will continue evaluating additional options for further value enhancement.”
After the Simplification, all cash flows from OMP to Oasis will be through Oasis’ ownership in OMP common units. The general partner’s Class B Units issued as equity incentives will be exchanged for 155,780 OMP common units, further aligning management and public unitholder incentives for value creation. Oasis is expected to own 37.5 million OMP common units, or 77.1%, of the OMP common units outstanding pro forma for the Simplification. Oasis originally guided to $53 million annual EBITDA derived from OMP limited partner and general partner distributions plus another $81 million to $84 million of EBITDA from its ownership in Bobcat DevCo and Beartooth DevCo for 2021. Upon completion of the Simplification, Oasis expects cash flows from OMP limited partner distributions of approximately $81 million for 2021, as OMP has indicated its current operational and financial outlook supports holding the current $0.54/unit per quarter distribution flat.
The divested assets include the Partnership’s IDRs, an approximate 65% interest in Bobcat DevCo, and a 30% interest in Beartooth DevCo. The transaction is expected to close before the end of March, subject to customary closing conditions. Citigroup Global Markets Inc. is serving as financial advisor to Oasis and Vinson & Elkins L.L.P. is serving as legal advisor to Oasis. The Company posted an updated investor presentation to its website at www.oasispetroleum.com.
OAS Revolving Credit Facility
In conjunction with the Simplification, Oasis completed its second amendment to its credit agreement. The amendment includes a reduction of the borrowing base from $575 million to $500 million to account for the Simplification and reduces elected commitment amounts to $450 million. Additionally, the amendment provides the ability to initiate share-repurchases that were otherwise prevented until the Company reported third quarter 2021 covenant compliance. Lastly, the rolling hedging requirement is reduced, and incremental flexibility is added to allow for restructuring Oasis’ existing hedge position.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations surrounding the closing of the Simplification as well as the benefits of it and related transactions, as well as plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s derivatives activities, levels of indebtedness and anticipated EBITDA contribution from OMP and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, closing of the Simplification and related transactions, changes in crude oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of onshore, unconventional crude oil and natural gas resources in the United States. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Douglas E. Brooks, Chief Executive Officer and Board Chair
Michael H. Lou, Chief Financial Officer and Executive Vice President
Bob Bakanauskas, Director, Investor Relations
(281) 404-9600

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